Exhibit 10.5

ASPEN

26 June 2017

PERSONAL & CONFIDENTIAL

Kate Vacher
[Address intentionally omitted]

Dear Kate,

International Assignment as CEO Aspen Bermuda Ltd.

I am pleased to confirm your international assignment to Aspen Bermuda Ltd ("ABL") in the position of CEO ABL, with effect from subject to approval by the Group's Compensation Committee. It is anticipated that this assignment will last three years. Your assignment with ABL is subject to Bermuda Immigration approval and upon execution of this letter; you will be given the necessary documentation to complete to commence this process.

During your assignment, you will report to Chris O'Kane, Group CEO & Group CUO.

This letter details the terms and conditions applicable to your international assignment in Bermuda. Throughout the term of your assignment, you will seconded to Aspen Bermuda Limited (ABL), and will continue to remain an employee of Aspen Insurance UK Services Limited (AIUKSL). The terms and conditions of your contract of employment with AIUKSL dated 25 September 2002 will remain in place.

You duties within Bermuda will comprise undertaking duties associated with the CEO ABL in addition to your current responsibilities as Director of Group Underwriting. Your duties whilst travelling outside of Bermuda will exclude the approval of underwriting risks on behalf of ABL.

Base Salary: Your base salary will be BMD460,000 per annum, paid via the Bermuda payroll on the 15th day of every month or the preceding business day if the 15th falls on a weekend or public holiday. You will continue to be eligible for your annual salary review each April.

Bonus: You will continue to participate in the Group wide bonus scheme under which you will be eligible for annual bonus awards. Your bonus potential is 100% of your annual salary. Any such awards continue to be based on personal and group wide financial performance and will be provided at the discretion of the Company's Compensation Committee of the Board.

LTIP Eligibility: Your LTIP eligibility will remain unchanged.

Housing allowance: You will receive an allowance of BMD19,000 per month. This is a subsidy paid to you via Bermuda payroll. Please note that your housing expenses may exceed this amount and that you will be responsible for meeting any excess.

Medical Coverage: UK and Bermuda medical (both Family level cover) are to run in parallel until all UK appointments are complete. At such time the UK medical cover will cease and the Bermuda Medical Cover will continue. Our Bermuda medical cover will include health insurance, dental and vision care contributions, both for you and your children in both Bermuda and the UK.

Pension Coverage: You will continue to participate in the UK Pension plan.
Your contribution will be calculated as 3% of your notional GBP324,515 salary, with the company contribution based on your age. Pension Contributions throughout the UK tax year will be limited to £10,000 as per your request with any "excess" pension being paid as cash in lieu of pension.

Life Insurance and Income Protection: You will continue to be covered under the life insurance and income protection plans in the UK

Club Membership: For the duration of your assignment, you will be entitled to claim reimbursement for Club Membership whilst in Bermuda.

Wellness benefit: For the duration of your assignment, you will be entitled to a wellness benefit, offered to cover the cost of any wellness initiative of your choice to a maximum sum of $1,500 per annum. This will replace any entitlement you may have to a Health Club subsidy in the UK. Full details of this benefit will be made available to you via the Bermuda Employee Handbook.

UK Flexible benefits: The currently selected Flexible benefits will cease with effect from the start of your assignment - this includes Heath screening, which will be covered under your Bermuda medical cover. Critical Illness Cover and Travel Insurance member should seek coverage for the latter two themselves.

Annual leave: Your annual leave will be calculated according to ABL's annual leave policy which is the same as the UK. In addition to 26 paid vacation days, you will follow the Bermuda public holiday schedule (generally 10 days per year).

Travel days: To meet your existing personal commitments during your assignment, you will be entitled to 10 travel days per annum. Note that travel days are separate to any other agreed annual leave entitlement stipulated within this agreement. This allowance is only applicable whilst on assignment.

Work Permits/Visas: ABL will bear any costs related to obtaining the relevant work and re-entry permits.

Transportation: The cost of flights for you and your family at the beginning of the assignment (from London to Bermuda) and on repatriation will be met by ABL. These should be booked via Aspen's travel agency and should comply with Aspen's travel and expense policy.

Cost of Living Allowance (COLA): To reflect the differences in the cost of living between Bermuda and London you will receive a COLA of BMD3,307.50 (GBP2,333.34) per month for the duration of the assignment. The COLA allowance will be delivered through payroll on a monthly basis. The COLA will not form part of employment income for bonus or pension purposes.

Home Leave: ABL will cover the cost of return flights up to a maximum amount of BMD170,100 per annum for the duration of your assignment. The allowance will be paid through payroll in equal installments.

Shipment of Household Goods: ABL will appoint a relocation company and meet all reasonable costs relating to the relocation of you and your family to Bermuda and your return to London at the end of the assignment. This includes the shipment and Insurance of your personal belongings and household goods. Your moving allowance will be based on a 40 ft. container. The relocation company will provide a full service including packing, delivery and unpacking along with the insurance of your belongings.

Personal Effects: In addition to surface shipment of your household goods, ABL will provide an air shipment of essential goods which are required for your immediate set-up in Bermuda. This shipment is limited to 150 kg per family and arrangements will be made via the relocation company appointed to support your move.

Income Taxes and social security
In order to ensure that you are aware of the tax implications of your departure from the UK, we will arrange for you to meet with a Tax Advisor before you leave the

UK to ensure that all relevant factors are considered. These arrangements will be made by the UK HR team and the cost will be met by ABL.

Your Tax Advisor will discuss your UK residence status during your Exit meeting and will cover the associated tax implications. On the understanding that you will qualify as a "Non-Resident" in the UK under the Statutory Residence Tests, your employment income should not be liable to UK tax. In addition, it is ABL policy to meet the cost of any income or social tax liabilities that may arise in Bermuda.

Should your residence status revert to "UK Resident" prior to the end of the assignment, then to the extent that this has occurred due to Company requirements, the Company will cover the cost of any retrospective UK tax liabilities that may arise on Aspen related remuneration together with the associated costs of amendments to tax returns. Should you lose "Non Resident'' status for UK tax purposes due to your personal decision or circumstances, then you will personally be responsible for retrospective UK taxes that may arise.

Social security: Aspen will seek to retain you within the UK social security system, however, if this is not possible as a result of social security regulations, Aspen will assist you in making voluntary contributions to retain your rights to UK State Benefits. For the duration of your assignment, ABL will meet the cost of any Bermudian social taxes that may arise.

Tax Returns: ABL will pay for the preparation of your income tax returns, by our nominated tax advisors in the UK for the duration of your international assignment.

Working hours and internal regulations: Local legislation regarding working hours will apply to you. The normal hours of work are from 9.00am to 5.00pm, Monday to Friday (35 hours per week). There may be occasions where work commitments require you to spend time in excess of this standard, or during periods outside of the typical working day. As a professional employee you will not be entitled to paid overtime. You will adhere to ABL internal guidelines, including all compliance rules pertaining to your function.

Local law: The terms and conditions of your UK employment, subject to the specific provisions of this letter, will remain in force and governed by the laws of England and Wales. However, you will be subject to any Bermuda rules of compliance, discipline and confidentiality which may apply and these shall prevail whilst you are based in Bermuda. You will also be expected to comply with any relevant local laws and practices.

Termination of Employment: The terms outlined in your employment contract with AIUKSL continue to apply and your notice period continues to be 12 months.

End of secondment: We anticipate that the period of your assignment in Bermuda will be 3 years, although ABL, with the agreement of AIUKSL and you, may extend this.

Except in the case of gross misconduct, you will be given 6 months' notice in the unlikely event that ABL decides to end your assignment and repatriate you to the UK before the end of the 3 year term.

At the end of your assignment period, you will return to the UK and your compensation will revert back to local UK conditions. Your assignment period will be included in the total number of years of service with the AIUKSL. ABL will meet the cost of relocation assistance at the same level you received on your outward journey.

Data Protection Act: To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices.

By signing this assignment letter, you consent under the Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices. Data will only be released to authorised individuals for administrative purposes only.

Should you have any questions related to your assignment, please do not hesitate to contact me on [telephone number intentionally omitted].

Yours sincerely,

/s/ Marian Lieb
Marian Lieb
Global Mobility Manager

Please indicate your agreement by signing below and returning this letter as soon as possible.

I have reviewed the general terms and conditions of my international assignment outlined in this letter. By signing below, I accept these terms and conditions.

/s/ Kate Vacher                9th August 2017
Kate Vacher                Date